SNAP INTERACTIVE REPORTS
RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2013

NEW YORK, NY, November 14, 2013 — Snap Interactive, Inc. (“SNAP,” the “Company,” “we,” “our” or “us”) (OTCBB: STVI), a leading social dating developer, today announced financial and operational results for the quarter ended September 30, 2013.

•	On a sequential basis, total revenues for the third quarter of 2013 decreased 5% to $3.0 million from $3.2 million for the second quarter of 2013;
•	On a sequential basis, bookings for the third quarter of 2013 decreased 7% to $2.9 million from $3.1 million for the second quarter of 2013;
•	Total revenues decreased 31% to $3.0 million for the third quarter of 2013 from $4.3 million for the comparable period in 2012;
•	Quarterly bookings decreased 27% to $2.9 million for the third quarter of 2013 from $4.0 million for the comparable period in 2012;
•
Net loss was $1.7 million, or $0.04 per basic and diluted common share for the third quarter of 2013 as compared with net income of $0.3 million, or $0.01 per basic and diluted common share, for the comparable period in 2012;

•	Available sources of liquidity (including cash and cash equivalents and restricted cash) totaled $1.9 million at September 30, 2013; and
•	Significant progress was made during the third quarter of 2013 with regards to net subscriber growth, cost reductions and our conversion rate.

Financial Highlights

	Three Months Ended				Nine Months Ended
	September 30,				September 30
GAAP Results	2013	2012	Change		2013	2012	Change
Total revenues	$$2,989,978	$4,331,701	(31	) %	$9,611,528	$15,289,791	(37	) %
Advertising and marketing expense	$$1,125,181	$1,511,292	(26	) %	$3,209,110	$9,058,190	(65	) %
Deferred revenue (at period end)	$1,942,766	$3,317,790	(41	) %	$1,942,766	$3,317,790	(41	) %
Net (loss) income	$(1,718,747)	$302,306	(669	) %	$(3,346,231)	$(3,727,553)	(10	) %
Net cash used in operating activities	$(1,098,318)	$(555,460)	98%		$(3,750,249)	$(2,253,418)	66%

Non-GAAP Results
Bookings	$2,899,215	$3,967,610	(27	) %	$8,984,898	$15,181,093	(41	) %
Overall liquidity (at period end)	$1,855,394	$6,633,271	(72	) %	$1,855,394	$6,633,271	(72	) %

Management Commentary

Key Highlights

•
Improved conversion – Since the fourth quarter of 2012, conversion rates (calculated as the percentage of new users that subscribe within their first 15 days on AYI.com) have increased approximately 40%.

•
Recent increase in active subscribers – Our active subscribers for September 2013 increased 2.5% from the number of our active subscribers in August 2013, which was the first increase in active subscribers since March 2012.

•
Increased efficiency in marketing expense – Advertising and marketing expense deployed during the third quarter of 2013 is expected to be recouped within 6 months, a significant improvement over prior quarters.

•	Brand awareness – The recent launch of AYI.com’s “The Data Of Dating” blog led to several significant media hits during the third quarter of 2013.
•
Cost reductions – We have continued to focus on reducing cash operating expenses (payroll, IT expense, and general corporate expenses) and have identified approximately $0.2 million per month cash savings that should be fully realized during the fourth quarter of 2013.

•
Continued transition to mobile – Approximately 36% of our new subscription transactions occurred on AYI.com’s mobile offerings during the third quarter of 2013, compared to 26% in the second quarter of 2013.

Improved Conversion

Our conversion rates for users converting to paying subscribers have continued to improve throughout 2013 and during the third quarter of 2013.  We believe improved conversion rates were primarily driven by three things:

1.	Continuous optimizations on all of the AYI.com platforms;
2.	Successful launch of AYI.com’s “Data of Dating” blog, leading to increased media attention and brand awareness; and
3.	Full implementation of social-based feature set across all of the AYI.com platforms, which drove increased user engagement.

With regards to site optimization, we run 10-20 experiments each week, and have as many as 700 different versions of the site live to users at any given moment.  We believe that a commitment to superior analytics along with constant testing will continue to improve the conversion rates for users converting to paying subscribers.

During the third quarter of 2013, we successfully launched our “The Data of Dating” blog located at: http://www.ayi.com/dating-blog.  The goal of the blog is to increase brand awareness of AYI.com by providing compelling content for our user base and media focused around our unique social-based features, success stories, and a weekly themed ‘Big Data’ piece. We believe our blog has successfully increased our overall exposure, with several of our posts garnering national media attention.

The third quarter also saw a further roll-out and optimization of our social-based features to match users.  For example, whenever a user is viewing a profile, we now show friends and interests in common.  Our data shows that women are nearly twice as likely to message users when they have friends in common, which is leading to a superior user experience and increased conversion rates.  We have an exciting roadmap ahead of us to enhance our social-based feature-set as we continue to build out the ‘singles-graph’ to differentiate AYI.com based on how users are connected to other singles through their friends and interests. We expect that the introduction of new features and the optimization and testing existing features will have a positive effect on conversion rates in the future.

Cost Savings

During the second and third quarters of 2013, we began to execute on a strategy to reduce cash operating expenses. In addition to the data center transition we announced in August 2013, we have reduced operating expenses approximately $100,000 per month from payroll since May 2013 which will be fully realized during the fourth quarter of 2013. In addition, we have reduced approximately $75,000 per month from IT costs (mainly from our data center move noted above), which will be fully realized in the fourth quarter of 2013. In the aggregate, we have reduced our monthly burn by approximately $200,000 per month from the second quarter of 2013, which will be fully realized during the fourth quarter of 2013.

Mobile Transition

We are seeing a shift in how our users access the AYI.com application, and we expect this trend to continue going forward.  Mobile logins as a percentage of total logins to AYI.com have increased from approximately 15% during the first quarter of 2013 to 28% during September 2013.  Furthermore, more users are paying through our mobile platforms.  In the third quarter of 2013, approximately 36% of our new subscription transactions occurred through AYI.com’s mobile platforms, compared to 26% in the second quarter of 2013.  We believe that due to AYI.com’s scale on Facebook, combined with a native iOS app, a native Android app, and a mobile web experience,  we have numerous opportunities to acquire and re-engage our mobile users, particularly on Facebook’s Mobile Acquisition channels.

We are also excited to report that as of November 13, 2013, AYI.com was the #1 Top Grossing Lifestyle App in the iTunes store in the United States.  We are in the process of developing an iPad (universal) app for AYI.com which we expect to launch during the fourth quarter of 2013.  This will better enable iPad users to discover and download AYI.com in the iTunes store.

General Commentary:

Our Chief Executive Officer Clifford Lerner commented, “We’re excited as ever as we believe that the third quarter of 2013 marks a turning point in our business in several key areas.  The areas of focus in the third quarter of 2013 were three-fold:  reducing expenses, improving conversion rates, and increasing brand awareness to drive subscriber growth. We believe we successfully executed on all of these fronts and are in a great position to grow the AYI.com brand.”

SNAP’s Chief Financial Officer Jon Pedersen commented, “Over the past few months, we took a hard look at our expense base and were able to make some meaningful reductions in cash operating expenses while improving operational flexibility and keeping our core team together. The full effect of our efforts should be achieved during the fourth quarter of 2013. These savings, as well as the improving returns on our advertising and marketing expense brought on by increased conversion rates should significantly help us improve our business in the coming months and throughout 2014.”

Lerner continued, “Our strategy to increase AYI.com’s user-base by complementing paid user acquisition with an aggressive branding strategy is starting to take-hold amongst media and our user-base.  Our blog traffic has grown substantially and is consistently garnering significant media interest due to our compelling “Big Data” stories. We believe all the key metrics are now moving in the right direction.  With the core team and infrastructure substantially in-place to scale the business, we believe we have positioned ourselves to grow our subscriber base and place us on a path to profitability as we look out into 2014 and beyond.”

About Snap Interactive, Inc.

Snap Interactive, Inc. develops, owns and operates a social dating application for social networking websites and mobile platforms.  SNAP's flagship brand, AYI.com is one of the largest social and mobile dating applications on the Internet and offers a completely integrated Facebook, iPhone, Android and Web dating application. With 51% of singles reporting 'bad' experiences when meeting people online, AYI.com's mission is to improve the online dating experience of meeting new people by integrating a user's friends and interests to enable more meaningful connections. For more information on SNAP, please visit http://www.snap-interactive.com/, its online dating blog at http://www.ayi.com/dating-blog, on Facebook at facebook.com/SnapInteractiveInc and on Twitter at @SNAPInteractive.

The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook, Inc. iPhone® is a registered trademark of Apple Inc. Android® is a registered trademark of Google Inc. AYI.com® is a registered trademark of Snap Interactive, Inc.

PR Contact:
Kayla Inserra
Kayla@specopscomm.com
919-601-2247

IR Contact:

IR@snap-interactive.com

Stephen Hart
Hayden IR
hart@haydenir.com
917-658-7878

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: general economic, industry and market sector conditions; the Company’s future growth and the ability to obtain additional financing to implement the Company’s growth strategy; the ability to anticipate and respond to changing user and industry trends and preferences; the intense competition in the social dating marketplace; the ability to establish and maintain brand recognition; the ability to support and derive revenue from our application for mobile platforms; the success of new AYI features and branding on user engagement and conversion rates;  the effect of the move of the Company’s data center on operational flexibility, cost savings, development and production; the actual cost savings for the Company; the performance of the Company’s application after the move of the Company’s data center; the amount or effect of future recruiting expenses; and circumstances that could disrupt the functioning of the Company’s application and websites.  In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,480,183	$5,357,596
Restricted cash	375,211	105,000
Credit card holdback receivable	250,879	287,293
Accounts receivable, net of allowances and reserves of $39,724 and $36,129, respectively	347,301	320,019
Prepaid expense and other current assets	115,062	204,824
Total current assets	2,568,636	6,274,732
Fixed assets and intangible assets, net	567,082	548,549
Notes receivable	169,327	165,716
Investments	75,000	-
Total assets	$3,380,045	$6,988,997

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$836,247	$799,183
Accrued expenses and other current liabilities	581,223	240,049
Deferred revenue	1,942,766	2,524,229
Total current liabilities	3,360,236	3,563,461
Long-term deferred rent	21,150	48,340
Warrant liability	609,050	1,616,325
Total liabilities	3,990,436	5,228,126
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.001 par value, 100,000,000 shares authorized, 49,737,826 and 44,007,826 shares issued, respectively, and 38,932,826 and 38,832,826 shares outstanding, respectively	38,933	38,833
Additional paid-in capital	10,412,291	9,437,422
Accumulated deficit	(11,061,615)	(7,715,384)
Total stockholders' equity	(610,391)	1,760,871
Total liabilities and stockholders' equity	$3,380,045	$6,988,997

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Subscription revenue	$2,988,151	$4,304,763	$9,566,361	$15,001,709
Advertising revenue	1,827	26,938	45,167	288,082
Total revenues	2,989,978	4,331,701	9,611,528	15,289,791
Costs and expenses:
Programming, hosting and technology	1,225,129	1,236,732	3,993,704	3,144,942
Compensation	1,223,555	756,549	3,123,161	2,726,401
Professional fees	200,619	156,354	674,426	488,580
Advertising and marketing	1,125,181	1,511,292	3,209,110	9,058,190
General and administrative	774,632	936,257	2,972,104	2,997,486
Total costs and expenses	4,549,116	4,597,184	13,972,505	18,415,599
Loss from operations	(1,559,138)	(265,483)	(4,360,977)	(3,125,808)
Interest income, net	1,405	5,589	4,510	24,190
Mark-to-market adjustment on warrant liability	(163,975)	562,200	1,007,275	(609,050)
Other expense	2,961	-	2,961	(16,885
Net income (loss) before income tax	(1,718,747)	302,306	(3,346,231)	(3,727,553)
Provision for income taxes	-	-	-	-
Net income (loss)	$(1,718,747)	$302,306	$(3,346,231)	$(3,727,553)

Net income (loss) per common share:
Basic	$(0.04)	$0.01	$(0.09)	$(0.10)
Diluted	$(0.04)	$0.01	$(0.09)	$(0.10)

Weighted average number of common shares used in calculating net income (loss) per common share:
Basic	38,932,826	38,593,304	38,924,767	38,584,641
Diluted	38,932,826	39,685,134	38,924,767	38,584,641

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,346,231)	$(3,727,553)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	130,020	112,509
Amortization of investment premium	-	6,205
Stock-based compensation expense	874,969	836,108
Mark-to-market adjustment on warrant liability	(1,007,275)	609,050
Loss on disposal of fixed assets	-	16,885
Changes in operating assets and liabilities:
Restricted cash	(270,211)	(105,000)
Credit card holdback receivable	36,414	26,269
Accounts receivable, net	(27,282)	69,344
Prepaid expense and other current assets	89,762	(87,837)
Security deposit	-	19,520
Accounts payable and accrued expenses and other current liabilities	372,929	(191,600)
Deferred rent	(21,881)	(16,702)
Deferred revenue	(581,463)	179,384
Net cash used in operating activities	(3,750,249)	(2,253,418)

Cash flows from investing activities:
Purchase of fixed assets	(48,553)	(124,479)
Purchase of non-marketable equity securities	(75,000)	-
Redemption of short-term investments	-	6,475,000
Repayment (issuance) of notes receivable and accrued interest	(3,611)	8,340
Net cash (used in) provided by investing activities	(127,164)	6,358,861

Cash flows from financing activities:
Proceeds from exercise of stock options	-	25,000
Net cash provided by financing activities	-	25,000

Net (decrease) increase in cash and cash equivalents	(3,877,413)	4,130,443

Cash and cash equivalents at beginning of year	5,357,596	2,397,828

Cash and cash equivalents at end of period	$1,480,183	$6,528,271

Supplemental disclosure of noncash activity:

AYI.com domain purchase in exchange for 100,000 shares of common stock	$100,000	-

SNAP INTERACTIVE, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Reconciliation of Subscription Revenue to Bookings
Subscription revenue	$2,988,151	$4,304,763	$9,566,361	$15,001,709
Change in deferred revenue	(88,936)	(337,153)	(581,463)	179,384
Bookings	$2,899,215	$3,967,610	$8,984,898	$15,181,093

	September 30,	September 30,
	2013	2012
Reconciliation of Cash and Cash Equivalents to Overall Liquidity (at period end)
Cash and cash equivalents	$1,480,183	$6,528,271
Restricted cash	375,211	105,000
Overall liquidity	$1,855,394	$6,633,271

Non-GAAP Financial Measures

We have provided in this release non-GAAP financial information including bookings and overall liquidity to supplement the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and to determine our future capital requirements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use such information to help assess the health of our business.

Some limitations of bookings and overall liquidity as financial measures include that:

•	Bookings does not reflect that we defer and recognize revenue from subscription fees and micro-transactions over the length of the subscription term;
•
Other companies, including companies in our industry, may calculate bookings and overall liquidity differently or choose not to calculate bookings and overall liquidity at all, which reduces their usefulness as comparative measures; and

•	Overall liquidity does not reflect the Company’s ability to convert restricted cash into cash and cash equivalents.

Because of these limitations, you should consider bookings and overall liquidity along with other financial performance measures, including total revenues, deferred revenue, net income (loss), cash and cash equivalents, restricted cash, net cash used in operating activities and our financial results presented in accordance with GAAP.